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
                                    POTTERS FINANCIAL CORPORATION

                                             EXHIBIT 11

                        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                           Quarter ended June 30,         Six months ended June 30,
                                           ----------------------         -------------------------
                                            1998          1997 (1)          1998          1997 (1)
                                            ----          --------          ----          --------
Net income for basic and diluted          $266,000        $301,000        $488,000        $739,000
                                          ========        ========        ========        ========

Average basic shares outstanding           941,800         954,980         949,552         966,275

Add:  Effect of stock options               32,766          20,425          32,783          19,994
                                          --------        --------        --------        --------

Average diluted shares outstanding         974,566         975,405         982,335         986,269
                                          ========        ========        ========        ========

Basic earnings per common share           $    .28        $    .32        $   0.51        $   0.77
                                          ========        ========        ========        ========

Diluted earnings per common share         $    .27        $    .31        $   0.50        $   0.75
                                          ========        ========        ========        ========
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(1)      Restated to reflect the November 1997 two-for-one stock split paid in the form of a 100% stock dividend.